Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ATLANTIC EXPRESS TRANSPORTATION CORP.

Under Sections 805 and 808 of the Business Corporation Law

The undersigned being the president of Atlantic Express Transportation Corp., a corporation organized and existing under the laws of the State of New York (the “Corporation”), does hereby certify and set forth as follows:

FIRST: That the name of the Corporation is ATLANTIC EXPRESS TRANSPORTATION CORP.

SECOND:  That the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of New York was December 20, 1993.  The date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of New York was March 3, 1997.

THIRD:  That the Certificate of Incorporation is hereby amended, by adding a new Article XII prohibiting the Corporation from issuing non-voting equity securities of the Corporation in accordance with Section 1123(a) of the United States Bankruptcy Code, as follows:

ARTICLE XII

PROHIBITION AGAISNT NONVOTING SECURITES

Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall not be authorized to issue any nonvoting equity securities.

FOURTH:  That the capital of the Corporation will not be reduced under or by reason of any amendment in this Certificate of Amendment.

FIFTH:  That this Certificate of Amendment has been duly authorized pursuant to the First Amended Joint Plan of Reorganization of Atlantic Express and its debtor subsidiaries, dated July 21, 2003, filed in those certain Chapter 11 cases identified as Case No. 02-42560 (PCB) and confirmed on September 4, 2003 by order of the United States Bankruptcy Court for the Southern District of New York which had jurisdiction of the proceedings pursuant to 28 U.S.C. Sections 157 and 1334, and pursuant to the provisions of Section 808 of the Business Corporation Law without further action by the Corporation’s shareholders or the Board of Directors.

IN WITNESS WHEREOF, Atlantic Express Transportation Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Domenic Gatto, its president, this 19th day of November, 2003.

ATLANTIC EXPRESS
TRANSPORTATION CORP.

By:	/s/ DOMENIC GATTO
Domenic Gatto
President

CERTIFICATE OF AMENDMENT OF

ATLANTIC EXPRESS TRANSPORTATION CORP.

Pursuant to Sections 805 and 808 of the Business Corporation Law

Filed by:	Silverman Sclar Shin & Byrne, P.C.
381 Park Avenue South
New York, New York 10016